EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of July 30, 2026 (the “Effective Date”), by and between:

JABANERO INC., a company incorporated under the laws of New York (“Seller”); and

Paranovus Entertainment Technology Ltd., an exempted company incorporated under the laws of the Cayman Islands and listed on the Nasdaq Stock Market (“Buyer”).

Seller and Buyer are each referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller entered into a business transfer and equity participation agreement (“Transfer Agreement”) with Shenzhen Chike Technology Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China (“Shenzhen Chike”), which is engaged in the business of, among other things, designing, developing, marketing, and selling athletic wear, apparel, and accessories under the “Heyviva” brand and related trademarks (the “Business”);

WHEREAS, pursuant to the Transfer Agreement, Seller agreed to purchase and acquire and Shenzhi Chike agreed to sell, assign and transfer to Seller the Purchased Assets (as defined herein) relating to the Business from Shenzhen Chike; and

WHEREAS, Seller desires to then sell, assign and transfer to Buyer, and Buyer desires to purchase and acquire from Seller, the Purchase Assets on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms.

As used in this Agreement, the following terms have the meanings set forth below:

“Action” means any claim, action, suit, audit, examination, arbitration, mediation, hearing, investigation, or proceeding by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person.

“Assigned Contracts” has the meaning set forth in Section 2.1(c).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Basket” has the meaning set forth in Section 9.4(a).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, Sunday, or day on which commercial banks in the City of New York are authorized or required to close.

“Closing” and “Closing Date” have the meanings set forth in Section 4.1.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Customer Data” has the meaning set forth in Section 2.1(e).

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“Encumbrance” means any mortgage, pledge, lien, charge, security interest, hypothecation, restriction, claim, or other encumbrance of any kind.

“Excluded Assets” has the meaning set forth in Section 2.2.

“EU/UK Marks” means the trademarks, trademark registrations, and any pending trademark applications in the European Union and the United Kingdom identified on Schedule 7.11, which are retained by Seller as Excluded Assets and are not included in the Purchased Assets.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Fraud” means actual common law fraud under the laws of the State of New York with respect to the making of the representations and warranties set forth in this Agreement, requiring knowledge of falsity and intent to deceive.

“Fundamental Representations” means the representations and warranties of Seller set forth in Sections 5.1 (Organization and Authority), 5.2 (No Conflicts), 5.4 (Title to Purchased Assets), 5.5(b) (IP Ownership), 5.9 (Taxes, solely with respect to Encumbrances on Purchased Assets), and 5.11 (Brokers), and the representations and warranties of Buyer set forth in Sections 6.1 (Organization and Authority), 6.2 (No Conflicts), and 6.5 (Brokers).

“General Cap” has the meaning set forth in Section 9.4(b).

“Governmental Authority” means any federal, state, local, or foreign governmental or regulatory authority, agency, commission, court, or other governmental body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, or award entered by or with any Governmental Authority.

“Intellectual Property” means all of the following throughout the world: (a) all trademarks, service marks, trade dress, logos, trade names, brand names, and other indicia of source or origin, whether registered or unregistered, together with all goodwill associated therewith and all applications, registrations, and renewals therefor; (b) all copyrights and works of authorship, whether registered or unregistered, and all applications, registrations, and renewals therefor; (c) all patents and patent applications, including all continuations, divisionals, reissuances, and extensions thereof; (d) all internet domain names, URLs, social media accounts, handles, and usernames; (e) all trade secrets and confidential or proprietary information, including know-how, formulas, specifications, processes, designs, product designs, patterns, tech packs, and manufacturing information; and (f) all other intellectual property and proprietary rights of any kind.

“IP Assets” has the meaning set forth in Section 2.1(a).

“Knowledge of Seller” means the actual knowledge of Lihong Chen, after reasonable inquiry.

“Law” means any applicable federal, state, local, or foreign statute, law, ordinance, regulation, rule, code, order, or other legal requirement enacted or promulgated by any Governmental Authority.

“Liability” means any liability, obligation, debt, commitment, loss, damage, deficiency, claim, penalty, fine, or expense of any kind or nature, whether known or unknown, fixed or contingent, accrued or unaccrued, liquidated or unliquidated, and whether or not required to be recorded on a balance sheet under GAAP.

“Losses” means all losses, damages, liabilities, costs, and expenses, including reasonable attorneys’ fees and disbursements and court costs, actually suffered or incurred.

“Material Adverse Effect” means any event, circumstance, change, or development that has had or would reasonably be expected to have a material adverse effect on (a) the Purchased Assets, taken as a whole, or (b) Seller’s ability to perform its obligations under this Agreement; provided, however, that the following shall not constitute or be taken into account in determining whether a Material Adverse Effect has occurred: (i) general economic, financial market, or credit market conditions; (ii) conditions in the athletic wear or apparel industry generally; (iii) acts of God, epidemics, pandemics, or force majeure events; (iv) changes in applicable Law or GAAP after the date hereof; or (v) the announcement or pendency of the transactions contemplated by this Agreement.

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“Outside Date” has the meaning set forth in Section 10.1(b).

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable, and (b) any Encumbrances listed on Schedule 1.1.

“Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority, or other entity.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Tax” means all federal, state, local, and foreign taxes, assessments, levies, and charges of any nature, including income, gross receipts, sales, use, transfer, stamp, franchise, payroll, employment, withholding, excise, and property taxes, together with all interest, penalties, and additions thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return relating to Taxes filed or required to be filed with any Governmental Authority.

“Transaction Documents” means this Agreement and all agreements, certificates, instruments, and other documents to be executed and delivered pursuant hereto.

ARTICLE II

PURCHASED ASSETS; ASSUMED LIABILITIES

Section 2.1 Purchase and Sale of Assets.

Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller’s right, title, and interest in and to the following assets, wherever located and whether tangible or intangible (collectively, the “Purchased Assets”), free and clear of all Encumbrances other than Permitted Encumbrances:

(a) Intellectual Property Assets. All Intellectual Property owned by Seller and used in or relating to the Business, including without limitation all United States trademarks, service marks, trade dress, logos, trade names, copyrights, patents, domain names, websites, social media accounts and handles, product designs, patterns, tech packs, samples, artwork, drawings, know-how, and trade secrets, together with all goodwill associated therewith, the right to sue for past, present, and future infringement or misappropriation thereof, and those specifically listed on Schedule 2.1(a), but excluding the EU/UK Marks (collectively, the “IP Assets”);

(b) Inventory. All inventory of the Business, wherever located, including all finished goods, work-in-process, raw materials, components, packaging, and supplies, including those listed on Schedule 2.1(b);

(c) Assigned Contracts. All contracts, agreements, licenses, and other binding arrangements of Seller relating to the Business listed on Schedule 2.1(c) (the “Assigned Contracts”);

(d) Marketing Materials. All marketing, advertising, and promotional materials relating to the Business, including campaign assets, lookbooks, photography, video content, press books, style guides, brand guidelines, and signage;

(e) Customer Data. All customer lists, customer purchasing histories, email and SMS subscriber lists, marketing databases, and other customer-related data and records of the Business, to the extent the transfer thereof is permitted under applicable Law (“Customer Data”);

(f) Books and Records. All books and records relating to the Purchased Assets and the Business, including product development files, supplier records, quality control records, customs and import records, and historical records relating to the IP Assets;

(g) Digital Assets. All account information, login credentials, access rights, and passwords for digital platforms relating to the Business, including ecommerce platforms, digital marketplaces, social media platforms, advertising networks, domain registrars, and analytics tools; and

(h) Goodwill. All goodwill of the Business and the goodwill associated with the Purchased Assets.

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Section 2.2 Excluded Assets.

Notwithstanding anything to the contrary in this Agreement, the following assets are expressly excluded from the Purchased Assets and shall be retained by Seller (the “Excluded Assets”): (a) all cash, cash equivalents, and bank accounts; (b) all accounts receivable and notes receivable; (c) all property, plant, and equipment of Seller not otherwise included in the Purchased Assets; (d) all Contracts that are not Assigned Contracts; (e) all Tax assets and Tax refunds of Seller; (f) all insurance policies of Seller and all rights thereunder; (g) all claims and rights of recovery relating to any Excluded Liability; (h) the EU/UK Marks, together with all goodwill associated therewith in the European Union and the United Kingdom, subject to Section 7.11 and Section 7.12; and (i) any other assets identified on Schedule 2.2.

Section 2.3 Assumed Liabilities.

At the Closing, Buyer shall assume and agree to pay, perform, and discharge the following Liabilities, and only the following Liabilities, of Seller (the “Assumed Liabilities”): (a) all Liabilities arising under the Assigned Contracts that accrue and are required to be performed on or after the Closing Date; and (b) all costs, fees, and expenses required to transfer or record the IP Assets in Buyer’s name with applicable Governmental Authorities. For the avoidance of doubt, the Assumed Liabilities shall not include any Liability arising from any breach, default, or act or omission of Seller occurring prior to the Closing Date.

Section 2.4 Excluded Liabilities.

Buyer shall not assume and shall not be liable or responsible for any Liability of Seller other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), including without limitation: (a) all Liabilities arising out of the ownership or operation of the Business or the Purchased Assets prior to the Closing Date; (b) all Liabilities relating to any current or former employee, officer, director, or independent contractor of Seller, including all compensation, benefits, severance, termination pay, and employment-related Tax Liabilities; (c) all Tax Liabilities of Seller for any period; (d) all Liabilities arising out of any Action pending or threatened against Seller as of the Closing Date; (e) all Liabilities under Contracts that are not Assigned Contracts; (f) all product liability, warranty, or consumer protection claims with respect to products sold by Seller prior to the Closing Date; (g) all Liabilities to any broker, finder, or investment banker engaged by Seller; and (h) all Liabilities identified as Excluded Liabilities on Schedule 2.4.

ARTICLE III

PURCHASE PRICE

Section 3.1 Purchase Price.

The aggregate purchase price for the Purchased Assets shall be $33,000,000 (the “Purchase Price”), payable in cash in accordance with Section 3.2.

Section 3.2 Payment of Purchase Price.

a) Initial payment. Upon the execution of this Agreement, Buyer shall pay to Seller $16,500,000, representing fifty percent (50%) of the Purchase Price, by wire transfer of immediately available funds to the bank account designated by Seller as set forth in Schedule 3.2.

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b) Milestone Payments. The remaining $16,500,000 shall be paid by Buyer to Seller in the following installments upon completion of the applicable transfer milestones (the “Completion of Assets Transfer”):

i. $4,950,000 (representing fifteen percent (15%) of the Purchase Price) within five (5) Business Days following the completion of the transfer and assignment of all the domain name(s) as set forth in Schedule 5.5(a) to Buyer;

ii. $4,950,000 (representing fifteen percent (15%) of the Purchase Price) within five (5) Business Days after Buyer has been recorded as the registered owner of all the U.S. trademark registrations and any pending applications as set forth in Schedule 5.5(a) in the records of the United States Patent and Trademark Office; and

iii. $6,600,000 (representing the remaining twenty percent (20%) of the Purchase Price) within five (5) Business Days following the completion of the transfer and assignment of all remaining Purchased Assets to Buyer and Buyer’s written confirmation that such transfers have been completed in accordance with this Agreement.

Seller’s receipt of the Purchase Price shall constitute full and complete payment for the Purchased Assets, and no additional amounts shall be payable by Buyer in connection with this Agreement or the transactions contemplated hereby.

Section 3.3 Transfer Taxes.

All sales, use, transfer, stamp, recording, and similar Taxes (if any) imposed on the transactions contemplated by this Agreement shall be borne equally by Buyer and Seller. The Parties shall cooperate in good faith to minimize any such Taxes to the extent permitted by applicable Law.

ARTICLE IV

CLOSING

Section 4.1 Closing Date.

The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by the electronic exchange of documents and signatures on the date that is three (3) Business Days after all conditions to Closing set forth in Article VIII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), or at such other time and date as the Parties may mutually agree in writing (the “Closing Date”). The Closing shall be deemed effective as of 11:59 p.m., Eastern Time, on the Closing Date.

Section 4.2 Seller’s Deliverables at Closing.

At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(a) a duly executed Assignment and Assumption Agreement in the form of Exhibit A;

(b) a duly executed USPTO Assignment in the form of Exhibit B, transferring all U.S. trademark registrations and pending applications included in the IP Assets to Buyer, in recordable form for filing with the United States Patent and Trademark Office;

(c) a duly executed domain name assignment agreement in the form of Exhibit C, transferring all domain names included in the IP Assets to Buyer;

(d) a duly executed general IP assignment agreement in the form of Exhibit D, transferring all other IP Assets to Buyer;

(e) a Secretary’s certificate of Seller certifying (i) the resolutions of Seller’s governing body (and, to the extent required, its equity holders) authorizing the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, and (ii) the names and specimen signatures of Seller’s authorized signatories;

(f) a certificate of good standing for Seller (or the equivalent of such in the applicable jurisdiction), dated no earlier than ten (10) Business Days prior to the Closing Date;

(g) a certificate of an authorized officer of Seller certifying that the conditions set forth in Sections 8.1(a) and 8.1(b) have been satisfied;

(h) a complete written list of all account information, login credentials, access rights, and passwords for all social media accounts, ecommerce platforms, domain registrars, digital marketplaces, advertising accounts, and other digital assets included in the Purchased Assets; and

(i) such other instruments, certificates, and documents as Buyer may reasonably request to give effect to the transactions contemplated by this Agreement.

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Section 4.3 Buyer’s Deliverables at Closing.

At the Closing, Buyer shall deliver or cause to be delivered to Seller the following: (a) the Purchase Price by wire transfer of immediately available funds in accordance with Section 3.2; (b) a duly executed counterpart to the Assignment and Assumption Agreement; (c) a Secretary’s certificate of Buyer certifying (i) the resolutions of Buyer authorizing the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, and (ii) the names and specimen signatures of Buyer’s authorized signatories; and (d) a certificate of an authorized officer of Buyer certifying that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

Section 5.1 Organization and Authority.

Seller is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization. Seller has the full power and authority to enter into this Agreement and the other Transaction Documents, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the other Transaction Documents by Seller have been duly authorized by all necessary action. This Agreement constitutes, and each other Transaction Document will constitute upon execution, the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, and similar Laws affecting creditors’ rights generally and to general principles of equity.

Section 5.2 No Conflicts; Consents.

The execution, delivery, and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with any provision of Seller’s organizational documents; (b) violate any applicable Law or Governmental Order; (c) require any consent, notice, or approval of any third party or Governmental Authority, except as set forth on Schedule 5.2 or for customary IP recordal filings; or (d) result in the creation or imposition of any Encumbrance on any Purchased Asset.

Section 5.3 No Undisclosed Liabilities.

There are no Liabilities relating to the Purchased Assets that would be assumed by or imposed on Buyer pursuant to this Agreement, other than the Assumed Liabilities.

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Section 5.4 Title to Purchased Assets.

Seller has good, valid, and marketable title to, or a valid right to use, all of the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer will receive good, valid, and marketable title to all of the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

Section 5.5 Intellectual Property.

(a) IP Schedule. Schedule 5.5(a) sets forth a complete and accurate list of all registered Intellectual Property, pending applications, domain names, and social media accounts included in the IP Assets, all of which are registered or pending in the United States, and including for each registration or application, registry, registration or application number, goods and services class, registration or application date, and next renewal date.

(b) Ownership. Seller is the sole and exclusive legal and beneficial owner of all IP Assets, free and clear of all Encumbrances other than Permitted Encumbrances and any non-exclusive licenses to third parties listed on Schedule 5.5(b). All registered Intellectual Property included in the IP Assets is subsisting and valid and enforceable in each applicable jurisdiction. All maintenance fees, annuities, and renewal fees for the registered IP Assets have been timely paid in all jurisdictions, and no registered IP Asset has lapsed or is subject to cancellation or expiration within 90 days of the Closing Date. There are no co-ownership arrangements, split territorial rights, or other agreements that restrict Seller’s right to assign any IP Asset in whole to Buyer in any jurisdiction. For the avoidance of doubt, the IP Assets do not include the EU/UK Marks, which are retained by Seller as Excluded Assets subject to Section 7.11 and Section 7.12.

(c) Non-Infringement. The conduct of the Business has not infringed, misappropriated, or otherwise violated, and does not infringe, misappropriate, or otherwise violate, the Intellectual Property rights of any third party. No Action is pending or, to the Knowledge of Seller, threatened against Seller alleging any infringement, misappropriation, or other violation of any third party’s Intellectual Property rights with respect to the Business or the IP Assets.

(d) No Third-Party Infringement. To the Knowledge of Seller, no third party is infringing, misappropriating, or otherwise violating any IP Asset in any material respect in any jurisdiction, including in the United States. Seller has taken commercially reasonable steps to maintain the confidentiality of all trade secrets included in the IP Assets and to police the IP Assets against infringement in the United States.

(e) Employee and Contractor Assignments. All current and former employees and independent contractors of Seller who have contributed to the creation or development of any IP Asset have executed valid written agreements assigning all such Intellectual Property to Seller and, to the extent applicable, waiving all moral rights therein.

(f) Standing; No Challenges. . All registered trademarks included in the IP Assets are in good standing in the United States, and no renewal, recordal, or other maintenance action is overdue in any such jurisdiction. There are no pending or, to the Knowledge of Seller, threatened opposition, cancellation, invalidation, revocation, or non-use proceedings against any trademark registration included in the IP Assets before the USPTO, EUIPO, UKIPO, or any other Governmental Authority in any jurisdiction. No trademark registration included in the IP Assets is subject to any pending or, to the Knowledge of Seller, threatened compulsory license, co-existence agreement (other than as disclosed on Schedule 5.5(b)), or consent-to-use arrangement in any jurisdiction.

Section 5.6 Inventory.

All inventory included in the Purchased Assets consists of items of a quality and quantity usable and salable in the ordinary course of business consistent with past practice. No inventory is held by Seller on consignment. All inventory was acquired or manufactured in compliance in all material respects with applicable Laws, including Laws relating to country of origin, labeling, and import requirements.

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Section 5.7 Customer Data and Privacy.

(a) Seller has collected, used, stored, processed, and transferred all Customer Data in compliance in all material respects with all applicable Laws relating to privacy, data protection, and the protection of personal information and in accordance with Seller’s published privacy policies.

(b) To the Knowledge of Seller, there has been no breach of security or unauthorized access to or disclosure of any Customer Data. Seller has not received any written notice of any complaint, investigation, or enforcement action by any Governmental Authority relating to its collection, use, or processing of Customer Data.

(c) The transfer of Customer Data to Buyer as contemplated by this Agreement is permitted under Seller’s privacy policies and applicable Law. Seller has obtained all consents and authorizations required under applicable Law for the transfer of Customer Data to Buyer.

Section 5.8 Assigned Contracts.

Each Assigned Contract is valid, binding, and enforceable against Seller and against each other party thereto, and is in full force and effect. Neither Seller nor any counterparty is in material breach of or default under any Assigned Contract. Complete and correct copies of each Assigned Contract (including all amendments and waivers) have been made available to Buyer prior to the date hereof.

Section 5.9 Taxes.

There are no Encumbrances for Taxes on any Purchased Asset other than Permitted Encumbrances. All Taxes relating to the Business and the Purchased Assets that have become due and payable prior to the Closing Date have been or will be timely paid in full. No audit, examination, or other proceeding by any Tax authority is pending or threatened with respect to any Tax relating to the Business or the Purchased Assets.

Section 5.10 Legal Proceedings.

There is no Action pending or, to the Knowledge of Seller, threatened against Seller: (a) relating to or affecting the Business, any Purchased Asset, or any Assumed Liability; or (b) that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. Seller is not subject to any outstanding Governmental Order that would reasonably be expected to adversely affect any Purchased Asset or the transactions contemplated by this Agreement.

Section 5.11 Brokers.

Except as set forth on Schedule 5.11, no broker, finder, or investment banker is entitled to any fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller, and any such fees shall be the sole responsibility of Seller.

Section 5.12 Compliance with Law.

Seller is in compliance in all material respects with all applicable Laws in connection with the ownership, operation, and conduct of the Business and the Purchased Assets, including all Laws relating to product safety, labeling, advertising, consumer protection, and import and customs requirements.

Section 5.13 No Other Representations; As-Is.

Except for the representations and warranties expressly set forth in this Article V, Seller makes no other representation or warranty, express or implied, with respect to the Purchased Assets, the Business, or the transactions contemplated by this Agreement.

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ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

Section 6.1 Organization and Authority.

Buyer is an exempted company duly incorporated, validly existing, and in good standing under the laws of the Cayman Islands. Buyer has the full corporate power and authority to enter into this Agreement and the other Transaction Documents, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the other Transaction Documents by Buyer have been duly authorized by all necessary corporate action. This Agreement constitutes, and each other Transaction Document will constitute upon execution, the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, and similar Laws affecting creditors’ rights generally and to general principles of equity.

Section 6.2 No Conflicts; Consents.

The execution, delivery, and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with any provision of Buyer’s memorandum and articles of association or other organizational documents; (b) violate any applicable Law or Governmental Order applicable to Buyer; or (c) require any consent, notice, approval, or filing with any third party or Governmental Authority on the part of Buyer, other than customary IP recordal filings.

Section 6.3 Availability of Funds.

Buyer has, and at the Closing will have, sufficient cash on hand or other immediately available funds to pay the Purchase Price and to consummate the transactions contemplated by this Agreement. Buyer’s obligation to consummate the Closing is not subject to any financing condition.

Section 6.4 Legal Proceedings.

There is no Action pending or, to the Knowledge of Buyer, threatened against Buyer that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

Section 6.5 Brokers.

No broker, finder, or investment banker is entitled to any fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE VII

COVENANTS

Section 7.1 Conduct of Business Prior to Closing.

From the date hereof until the Closing, except as otherwise provided in this Agreement or as Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned, or delayed), Seller shall: (a) conduct the Business in the ordinary course consistent with past practice; (b) use commercially reasonable efforts to preserve the Purchased Assets and maintain the IP Assets in good standing; (c) not sell, transfer, assign, license, or otherwise dispose of any Purchased Asset outside the ordinary course of business; (d) not grant any Encumbrance on any Purchased Asset; (e) not amend, terminate, or enter into any Assigned Contract without Buyer’s prior written consent; (f) not delete, destroy, or impair any Customer Data, social media content, digital platform account, domain name, or other digital asset included in the Purchased Assets; and (g) promptly notify Buyer of any event or development that has had or would reasonably be expected to have a Material Adverse Effect, or that would cause any representation or warranty of Seller to be inaccurate in any material respect as of the Closing Date.

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Section 7.2 Access to Information.

From the date hereof until the Closing, Seller shall afford Buyer and its representatives reasonable access, during normal business hours and upon reasonable prior notice, to the Purchased Assets and all books and records relating thereto, and shall furnish Buyer with such information as Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

Section 7.3 Consents and Approvals.

Each Party shall use commercially reasonable efforts to obtain, as promptly as practicable after the date of this Agreement, all consents, approvals, and waivers required in connection with the transactions contemplated by this Agreement, including all consents required for the assignment of any Assigned Contract. Costs of obtaining third-party consents shall be borne by Seller.

Section 7.4 Public Announcements.

No Party shall make any public announcement or press release regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, except as required by applicable Law or the rules and regulations of any national securities exchange on which a Party’s securities are listed. Where a disclosure is required by applicable Law or exchange rules, the disclosing Party shall, to the extent practicable, provide the other Party with a reasonable opportunity to review and comment on the proposed disclosure prior to its release.

Section 7.5 Post-Closing Digital Cooperation.

For a period of sixty (60) days following the Closing Date, Seller shall reasonably cooperate with Buyer in connection with the transfer, migration, and activation of all digital assets included in the Purchased Assets, including social media accounts, ecommerce platforms, domain registrars, and advertising accounts. Seller shall not delete, disable, or impair any such digital asset or account pending successful transfer to Buyer.

Section 7.6 Post-Closing Customer Data.

Promptly following the Closing, Seller shall cease all use of the Customer Data transferred to Buyer and shall not retain any copy of such Customer Data, except to the extent required by applicable Law or for Seller’s own compliance and regulatory purposes.

Section 7.7 Further Assurances.

Following the Closing, each Party shall execute and deliver such additional documents, instruments, and agreements, and take such further actions, as may be reasonably required to give full effect to the transactions contemplated by this Agreement and to vest in Buyer good, valid, and marketable title to all of the Purchased Assets.

Section 7.8 Bulk Sales.

The Parties hereby waive compliance with any applicable bulk sales or bulk transfer laws to the extent permitted by applicable Law. Any Liabilities arising from Seller’s failure to comply with any applicable bulk sales laws shall constitute Excluded Liabilities.

Section 7.9 Books and Records.

For a period of three (3) years following the Closing Date, Seller shall retain all books and records of Seller relating to the Business and the Purchased Assets for periods prior to the Closing and shall afford Buyer’s representatives reasonable access to such books and records upon reasonable prior notice during normal business hours.

Section 7.10 Post-Closing Multi-Jurisdiction IP Recordal.

Following the Closing, the Parties shall cooperate in good faith to complete the recording and registration of the trademark assignments and other IP assignments contemplated by this Agreement with the USPTO. Buyer shall be responsible for coordinating and managing the recordal process in each jurisdiction and, where required, for engaging qualified local trademark counsel. Seller shall, at Buyer’s reasonable written request and at Buyer’s cost, execute and deliver all additional instruments, powers of attorney, certified copies of documents, notarized or apostilled copies, and other materials as may be required by the USPTO to effect the transfer and recordal of the IP Assets.

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Section 7.11 Right of First Refusal on EU/UK Marks.

(a) Grant. For a period of seven (7) years following the Closing Date (the “ROFR Period”), if Seller or any transferee of the EU/UK Marks (each, a “Holder”) proposes to (i) sell, assign, or transfer the EU/UK Marks, in whole or in part, to any third party, (ii) grant an exclusive license of the EU/UK Marks to any third party, or (iii) abandon, allow to lapse, or cease to maintain any registration of the EU/UK Marks (each, a “Triggering Event”), Holder shall first offer Buyer the opportunity to acquire the applicable EU/UK Marks in accordance with this Section 7.11 before consummating the Triggering Event with any third party or allowing the abandonment or lapse to occur.

(b) Sale or Exclusive License. If the Triggering Event is a proposed sale, assignment, or exclusive license to a third party, Holder shall deliver to Buyer a written notice (the “ROFR Notice”) setting out the identity of the proposed third party (if known and not prohibited from disclosure by a confidentiality obligation), the EU/UK Marks proposed to be transferred or licensed, and all material terms of the proposed transaction, including price and payment terms. Buyer shall have forty-five (45) days after receipt of the ROFR Notice (the “ROFR Exercise Period”) to notify Holder in writing that it elects to acquire the applicable EU/UK Marks on the same terms set forth in the ROFR Notice. If Buyer so elects, the parties shall use commercially reasonable efforts to negotiate and execute definitive documentation and consummate the transaction within ninety (90) days after Buyer’s election. If Buyer does not elect to exercise its right within the ROFR Exercise Period, Holder may consummate the proposed transaction with the identified third party on terms no more favorable to the third party, in the aggregate, than those set forth in the ROFR Notice, within one hundred fifty (150) days thereafter; if such transaction is not consummated within that period, or if the terms become more favorable to the third party, the EU/UK Marks shall again become subject to the right of first refusal set forth in this Section 7.11.

(c) Abandonment or Lapse. If Holder determines not to maintain, renew, or defend any registration of the EU/UK Marks, or otherwise intends to abandon or allow any such registration to lapse, Holder shall deliver written notice to Buyer no later than sixty (60) days prior to the applicable renewal deadline or intended abandonment (a “ROFO Notice”). Buyer shall have forty-five (45) days after receipt of the ROFO Notice to elect, by written notice to Holder, to acquire the applicable EU/UK Mark for nominal consideration of $1.00, in which case Holder shall execute an assignment of such EU/UK Mark to Buyer, at Buyer’s cost, no later than the applicable renewal deadline. If Buyer does not so elect, Holder may proceed with the abandonment or allow the registration to lapse without further obligation to Buyer under this Section 7.11 with respect to that EU/UK Mark.

(d) Permitted Transfers. This Section 7.11 shall not apply to: (i) a transfer of the EU/UK Marks to an Affiliate of Holder, provided that such Affiliate agrees in writing to be bound by this Section 7.11 and Section 7.12; or (ii) a transfer of the EU/UK Marks in connection with a merger, consolidation, or sale of all or substantially all of the assets of Holder, provided that the acquiring party agrees in writing to be bound by this Section 7.11 and Section 7.12.

(e) Specific Performance. The parties acknowledge that the EU/UK Marks are unique assets and that a breach of this Section 7.11 would cause irreparable harm to Buyer for which monetary damages would be an inadequate remedy. Accordingly, Buyer shall be entitled to seek specific performance of this Section 7.11 in addition to any other remedy available at law or in equity.

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Section 7.12 Non-Use and Brand Coexistence Covenant.

(a) Territorial Restriction on Seller’s Use. Seller acknowledges that Buyer is acquiring the IP Assets, including all United States trademark rights in the Business’s brand, and that Seller’s continued ownership and use of the EU/UK Marks is permitted solely within the European Union and the United Kingdom (the “Retained Territory”). Seller shall not, and shall cause its Affiliates and licensees not to: (i) use, register, or apply to register the EU/UK Marks, or any mark confusingly similar thereto, in the United States or any other jurisdiction outside the Retained Territory; (ii) sell, ship, offer for sale, advertise, or market any goods or services under the EU/UK Marks to any customer located in, or with a shipping or billing address in, the United States; or (iii) authorize or knowingly permit any third party to do any of the foregoing.

(b) Brand Quality and Reputation. Seller shall use, and shall cause its licensees to use, the EU/UK Marks only in a manner consistent with the quality, reputation, and goodwill associated with the brand as of the Closing Date, and shall not use, or permit the use of, the EU/UK Marks in connection with any goods, services, or conduct that would reasonably be expected to tarnish, dilute, disparage, or otherwise harm the reputation or goodwill of the brand or Buyer’s business in the United States.

(c) No Challenge. Seller shall not, and shall cause its Affiliates not to, directly or indirectly challenge, oppose, petition to cancel, or otherwise contest the validity of Buyer’s ownership or registration of any IP Asset in the United States or any other jurisdiction included in the Purchased Assets, provided that Buyer complies with its obligations under Section 7.13. Buyer shall not, and shall cause its Affiliates not to, directly or indirectly challenge, oppose, petition to cancel, or otherwise contest the validity of Seller’s ownership or registration of the EU/UK Marks in the Retained Territory, provided that Seller complies with its obligations under this Section 7.12.

(d) Notice of Conflicts. Each Party shall promptly notify the other Party in writing upon becoming aware of: (i) any actual or likely instance of consumer confusion between the Business as operated by Buyer in the United States and any use of the EU/UK Marks by Seller or its licensees; or (ii) any third-party use, registration, or application that may infringe, dilute, or otherwise conflict with either Party’s respective trademark rights. The Parties shall cooperate in good faith to address any such conflict.

(e) Survival. This Section 7.12 shall survive the Closing indefinitely for so long as Seller, its Affiliates, or any permitted transferee continues to own or use the EU/UK Marks.

Section 7.13 Digital Footprint Coexistence.

(a) Social Media Accounts. The Parties acknowledge that the Social Media Accounts included in the Purchased Assets have a global following that cannot practically be segmented by territory, and that Buyer may continue to operate such accounts, including posting organic content visible worldwide, without breaching this Agreement.

(b) Cure Period for Inadvertent Overlap. If either Party becomes aware of inadvertent digital overlap or cross-border conflict arising from the global nature of the internet, social media, or ecommerce platforms (including incidental website access, search engine indexing, or social media visibility in the other Party’s territory that does not result from a violation of Section 7.13, such overlap shall not, by itself, constitute a breach of this Agreement. The Parties shall cooperate in good faith to implement additional reasonable technical or operational measures to address any such overlap within thirty (30) days after notice thereof.

(c) No Expansion of Rights. Nothing in this Section 7.13 shall be construed to expand either Party’s trademark rights beyond the territories in which it owns registered or common law trademark rights, or to grant either Party any license, consent, or right to use the other Party’s trademarks outside of the coexistence arrangements expressly set forth in this Section 7.13 and Section 7.12.

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ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Conditions to Buyer’s Obligations.

The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or Buyer’s written waiver) of each of the following conditions at or prior to the Closing:

(a) Accuracy of Representations. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects (or, with respect to Fundamental Representations, in all respects) as of the Closing Date as if made on the Closing Date (except for representations and warranties that expressly speak as of a specified date, which shall be true and correct as of such date);

(b) Performance of Covenants. Seller shall have performed and complied in all material respects with all covenants and obligations required to be performed by Seller at or prior to the Closing;

(c) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing;

(d) No Injunction. No Governmental Order shall have been issued that restrains, enjoins, or otherwise prohibits the consummation of the transactions contemplated by this Agreement;

(e) Required Consents. Seller shall have obtained and delivered to Buyer all third-party and Governmental Authority consents and approvals listed on Schedule 5.2; and

(f) Seller’s Deliverables. Seller shall have delivered all items required to be delivered pursuant to Section 4.2.

Section 8.2 Conditions to Seller’s Obligations.

The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or Seller’s written waiver) of each of the following conditions at or prior to the Closing:

(a) Accuracy of Representations. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (or, with respect to Fundamental Representations of Buyer, in all respects) as of the Closing Date as if made on the Closing Date;

(b) Performance of Covenants. Buyer shall have performed and complied in all material respects with all covenants and obligations required to be performed by Buyer at or prior to the Closing;

(c) No Injunction. No Governmental Order shall have been issued that restrains, enjoins, or otherwise prohibits the consummation of the transactions contemplated by this Agreement; and

(d) Buyer’s Deliverables. Buyer shall have delivered all items required to be delivered pursuant to Section 4.3.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnification by Seller.

Subject to the limitations in this Article IX, from and after the Closing, Seller shall indemnify, defend, and hold harmless Buyer and its Affiliates, and their respective officers, directors, employees, agents, successors, and permitted assigns (collectively, the “Buyer Indemnitees”), from and against any and all Losses arising out of or relating to: (a) any breach or inaccuracy of any representation or warranty of Seller in this Agreement; (b) any breach of any covenant or obligation of Seller in this Agreement; (c) any Excluded Liability; or (d) any third-party claim arising from the operation of the Business or ownership of the Purchased Assets prior to the Closing Date.

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Section 9.2 Indemnification by Buyer.

Subject to the limitations in this Article IX, from and after the Closing, Buyer shall indemnify, defend, and hold harmless Seller and its Affiliates, and their respective officers, directors, employees, agents, successors, and permitted assigns (collectively, the “Seller Indemnitees”), from and against any and all Losses arising out of or relating to: (a) any breach or inaccuracy of any representation or warranty of Buyer in this Agreement; (b) any breach of any covenant or obligation of Buyer in this Agreement; or (c) any Assumed Liability.

Section 9.3 Survival.

(a) The Fundamental Representations shall survive the Closing indefinitely.

(b) The representations and warranties set forth in Section 5.5 (Intellectual Property) and Section 5.7 (Customer Data and Privacy) shall survive the Closing until the date that is thirty-six (36) months after the Closing Date.

(c) All other representations and warranties of the Parties shall survive the Closing until the date that is eighteen (18) months after the Closing Date.

(d) All covenants and agreements of the Parties intended to be performed after the Closing Date shall survive the Closing until fully performed. Any claim for indemnification under this Article IX in respect of a breach of a representation or warranty must be asserted by written notice delivered prior to the expiration of the applicable survival period. Claims timely asserted shall survive until finally resolved.

Section 9.4 Limitations on Indemnification.

(a) Basket. Seller shall not be obligated to indemnify any Buyer Indemnitee under Section 9.1(a) unless and until the aggregate Losses of all Buyer Indemnitees under Section 9.1(a) exceed $150,000 (the “Basket”), at which point Seller shall be obligated for all such Losses from the first dollar. The Basket shall not apply to any claim for breach of a Fundamental Representation or for Fraud.

(b) Cap. The aggregate Liability of Seller under Section 9.1(a) shall not exceed: (i) [$9,000,000] (fifteen percent (30%) of the Purchase Price) (the “General Cap”) with respect to breaches of representations and warranties other than Fundamental Representations and other than claims for Fraud; and (ii) $30,000,000 (the full Purchase Price) with respect to breaches of Fundamental Representations. The foregoing caps shall not apply to any claim for Fraud.

(c) Mitigation. Each Party shall take commercially reasonable steps to mitigate any Losses for which indemnification is sought promptly upon becoming aware of any event or circumstance giving rise to such Losses.

(d) No Duplication. No Indemnified Party shall be entitled to recover any Loss that has already been fully compensated under any other provision of this Agreement. In calculating Losses, the Parties shall give effect to any insurance proceeds or third-party recoveries actually received by the Indemnified Party with respect to such Losses.

Section 9.5 Indemnification Procedure.

(a) Notice of Claim. The Party seeking indemnification (the “Indemnified Party”) shall promptly notify the Party from whom indemnification is sought (the “Indemnifying Party”) in writing of any claim or proceeding giving rise to a right of indemnification, including (i) a description of the claim in reasonable detail, (ii) an estimate of the Losses (if then determinable), and (iii) the basis for the indemnification claim. Failure to provide timely notice shall not relieve the Indemnifying Party of its obligations, except to the extent the Indemnifying Party is materially prejudiced by such failure.

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(b) Third-Party Claims. With respect to any third-party claim, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within fifteen (15) Business Days of receipt of a notice of claim, to assume control of the defense of such third-party claim at the Indemnifying Party’s expense with counsel reasonably acceptable to the Indemnified Party; provided that the Indemnifying Party shall not settle any third-party claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned, or delayed), unless such settlement (i) involves only the payment of monetary damages by the Indemnifying Party, (ii) includes a full and unconditional release of the Indemnified Party, and (iii) does not impose any injunctive or other non-monetary obligation on the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any such third-party claim at its own expense.

Section 9.6 Exclusive Remedy.

From and after the Closing, except for (a) claims based on Fraud and (b) the right of any Party to seek specific performance or injunctive relief to enforce any covenant or obligation under this Agreement, the indemnification rights set forth in this Article IX shall constitute the sole and exclusive remedy of the Parties with respect to any and all claims arising from or relating to this Agreement, the Purchased Assets, or the transactions contemplated hereby. Each Party hereby waives, to the fullest extent permitted by applicable Law, all other rights and remedies it may have at law or in equity with respect to such claims.

ARTICLE X

TERMINATION

Section 10.1 Termination.

This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Parties;

(b) by either Party, upon written notice to the other Party, if the Closing has not occurred on or before thirty (30) days following the date of this Agreement, provided that the Party seeking to terminate has not been the primary cause of the failure of the Closing to occur by such date;

(c) by Buyer, upon written notice to Seller, if Seller has materially breached any representation, warranty, covenant, or obligation in this Agreement and such breach (if curable) has not been cured within twenty (20) Business Days after Seller’s receipt of written notice thereof from Buyer, and such breach would result in the failure of any condition set forth in Section 8.1 to be satisfied;

(d) by Seller, upon written notice to Buyer, if Buyer has materially breached any representation, warranty, covenant, or obligation in this Agreement and such breach (if curable) has not been cured within twenty (20) Business Days after Buyer’s receipt of written notice thereof from Seller, and such breach would result in the failure of any condition set forth in Section 8.2 to be satisfied; or

(e) by Buyer, upon written notice to the Seller, if the Completion of Assets Transfer has not occurred on or before the three month anniversary of the date of this Agreement, provided that the Buyer has not been the primary cause of the failure of the Completion of Assets Transfer to occur by such date.

Section 10.2 Effect of Termination.

a) If Buyer terminates this Agreement pursuant to Section 10.1(e), Seller shall within five (5) Business Days after receipt of Buyer’s written notice of termination, refund to Buyer all amounts of the Purchase Price actually paid by Buyer to Seller prior to such termination.

b) In the event of termination of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no further force or effect, and there shall be no Liability on the part of either Party, except that: (a) the provisions of Sections 7.2 (solely as to confidentiality), 7.4, 10.2, and Article XI shall survive such termination; and (b) termination shall not relieve any Party from Liability for any willful and material breach of this Agreement occurring prior to such termination, or for Fraud.

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ARTICLE XI

MISCELLANEOUS

Section 11.1 Governing Law; Jurisdiction.

This Agreement and all disputes arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles. Each Party irrevocably submits to the exclusive jurisdiction of the federal and state courts located in New York County, State of New York, for the resolution of any dispute arising out of or relating to this Agreement, and waives any objection based on improper venue or inconvenient forum with respect to any such court.

Section 11.2 Waiver of Jury Trial.

EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.3 Entire Agreement.

This Agreement (together with the Schedules, Exhibits, and other Transaction Documents) constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, representations, and negotiations of the Parties with respect to such subject matter.

Section 11.4 Amendments.

This Agreement may not be amended, modified, or supplemented except by a written instrument duly signed by each of the Parties.

Section 11.5 Waiver.

No failure or delay by any Party in exercising any right or remedy under this Agreement shall operate as a waiver thereof. No single or partial exercise of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 11.6 Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed duly given when: (a) delivered personally; (b) sent by nationally recognized overnight courier; (c) sent by email with written confirmation of receipt (excluding auto-generated confirmation); or (d) mailed by certified mail, return receipt requested, postage prepaid, in each case to the Parties at the following addresses:

If to Seller:

JABANERO INC.

43-25 Hunter Street, Apt W2810

Queens, NY, 11101

Attention: Sun Yu

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If to Buyer:

Paranovus Entertainment Technology Ltd.

1177 6th Avenue, Floor 5

New York, NY 10036

Attention: Zoe Zhang, Chief Executive Officer

Email: Zoe@pavs.ai

Either Party may change its address for notices by providing written notice to the other Party in accordance with this Section 11.6.

Section 11.7 Counterparts; Electronic Signatures.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures transmitted by electronic means, including by PDF, DocuSign, or any other electronic signature platform, shall be deemed original signatures for all purposes of this Agreement.

Section 11.8 Assignment.

Neither Party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party; provided, however, that Buyer may, without Seller’s consent, assign this Agreement (a) to any wholly-owned subsidiary of Buyer, or (b) in connection with a merger, consolidation, reorganization, or sale of all or substantially all of Buyer’s assets, provided that no such assignment shall relieve Buyer of any of its obligations under this Agreement. Any purported assignment in violation of this Section 11.8 shall be null and void.

Section 11.9 No Third-Party Beneficiaries.

This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.10 Severability.

If any provision of this Agreement is held to be invalid, illegal, or unenforceable, such provision shall be modified to the minimum extent necessary to make it valid, legal, and enforceable, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.11 Specific Performance.

Each Party acknowledges that the other Party would be irreparably harmed if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages would not be an adequate remedy for such harm. Accordingly, each Party shall be entitled to seek specific performance or other equitable relief to enforce any term of this Agreement, without the requirement of posting any bond or other security and without the need to prove actual damages.

Section 11.12 Construction.

This Agreement shall be construed without regard to any presumption or rule requiring construction against the Party drafting or causing this Agreement to be drafted. The headings in this Agreement are for convenience only and shall not affect the interpretation hereof. References to “including” and “include” shall mean “including without limitation.” References to any Law include all rules and regulations promulgated thereunder and any amendments or successor provisions thereto.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first written above.

JABANERO INC.		Paranovus Entertainment Technology Ltd.

By:	/s/ Yu Sun	By:	/s/ Xiaoyue Zhang
Name:	Yu Sun	Name:	Xiaoyue Zhang
Title:	Sole Shareholder	Title:	Chief Executive Officer

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SCHEDULE LIST

Schedule 1.1 – Permitted Encumbrances

Schedule 2.1(a) – IP Assets

Schedule 2.1(b) – Inventory

Schedule 2.1(c) – Assigned Contracts

Schedule 2.2 – Additional Excluded Assets

Schedule 2.4 – Additional Excluded Liabilities

Schedule 5.2 – Required Consents and Approvals

Schedule 5.5(a) – Registered IP Assets

Schedule 5.5(b) – Existing IP Licenses

Schedule 5.11 – Seller’s Brokers

Schedule 7.11 – EU/UK Marks

EXHIBIT LIST

Exhibit A – Form of Assignment and Assumption Agreement

Exhibit B – Form of USPTO Trademark Assignment

Exhibit C –Form of Domain Name Assignment

Exhibit D – Form of General IP Assignment

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